Exhibit 99.1

                     CONSULTING SERVICES AGREEMENT


    This Consulting Services Agreement ("Agreement"), dated Aug 13, 2003, is made by and between Eric N. Marton, an individual ("Consultant"), and Biophan Technologies, Inc., a Nevada corporation ("Client") having its principal place of business at 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York, 14586 (individually, a "Party", and, collectively, the "Parties").

    WHEREAS, Client is a publicly held corporation with its common stock trading on the Over the Counter Bulletin Board under the ticker symbol "BIPH" and desires to further develop its business and customers; and

    WHEREAS, Consultant has extensive background in the area of business consulting and management advisory services; and

    WHEREAS, Client desires to engage Consultant to provide information, evaluation and consulting services to Client in Consultant's area of knowledge and expertise on the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, in consideration for the services Consultant provides to Client, the Parties agree as follows:

1.    Services of Consultant.

    Consultant agrees to perform for Client all necessary services required in providing general business consulting and management advisory services to Client, as more specifically set forth in Exhibit A attached hereto. The services to be provided by Consultant will not be in connection with the offer or sale of securities in a capital-raising transaction and will not directly or indirectly promote or maintain a market for Client's securities.

2.    Consideration.

    Client agrees to pay Consultant, as his fee and as consideration for services provided or to be provided, an option to purchase a total of one million shares of free trading common stock in Client under Client's Stock Incentive Plan, exercisable as follows:

      * The exercise price shall be equal to 80% of the close price of the Client's common stock for the trading day immediately preceding the date of the Exercise Notice (as defined in the Option Agreement) as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 am EST to 4:00 pm EST).

      * The option shall be exercised by the Consultant's delivering his Notice of Exercise (see "Exhibit B").

      * The Consultant may not exercise his option to purchase more than 250,000 shares per calendar quarter without the prior written consent of the Client.

      * Upon expiration or termination of this Agreement for any reason, all unexercised options granted pursuant to this Agreement shall expire.



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    As soon as reasonably possible after the execution and delivery of this
Agreement, the shares underlying this option shall be registered on a Form S-8 Registration Statement filed with and declared effective by the U.S. Securities and Exchange Commission.

3.    Confidentiality.

    Each Party agrees that during the course of this Agreement and for a period of 18 months thereafter, that information that is confidential or of a proprietary nature may be disclosed to the other Party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure,
(c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party.

4.    Expenses.

    Consultant shall bear his out-of-pocket costs and expenses incident to perform the consulting services, without a right of reimbursement from the Client unless such expenses are pre-approved in writing by the Client. The Consultant anticipates that his expenses for the entire term of this Agreement shall not exceed $2,000. The Client anticipates that the Consultant will make at least one site visit to the Client's headquarters and that the Client will pay for the reasonable business expenses incurred by the Consultant during the site visit.

5.    Indemnification.

(a)    Client.

    Client agrees to indemnify, defend, and hold harmless Consultant, his attorneys and agents, and to defend any action brought against said parties with respect to any and all claims, demands, causes of action, debts or liabilities, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Client.

(b)    Consultant.

    Consultant agrees to indemnify, defend, and shall hold harmless Client, its directors, officers, employees, attorneys, and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

(c)    Notice.

    In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense


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if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

6.    Limitation of Liability.

    Consultant shall have no liability with respect to Consultant's obligations under this Agreement or otherwise for consequential, exemplary, special, incidental, or punitive damages even if Consultant has been advised of the possibility of such damages.

    Client shall have no liability with respect to Client's obligations under this Agreement or otherwise for consequential, exemplary, special, incidental, or punitive damages even if Client has been advised of the possibility of such damages.

7. Representations by the Consultant. As an incentive for Client to enter into this Agreement, Consultant hereby represent, warrants and covenants to Client, as of the date of this agreement and at all times so long as this Agreement remains in effect, the following:

(a) Neither Consultant nor any entity under his control has, prior to the execution of this Agreement, and will not, for a period of eighteen (18) months following the execution of this Agreement, carry a net short position in the common shares of Client, participate in any short selling activities, recommendations, or collusion, directly or indirectly, as such activities related to the common shares of Client. A net short position will include any derivative instruments such as a put option, collar, swap or any other instrument which would result in a net short position.

(b) Consultant has no prior existing legally binding obligations that are in conflict with his entering into this Agreement.

(c) Consultant shall not offer or make payment of any consideration to brokers, dealers or others for the purposes of inducing the purchase, making of a market or recommendation for the purchase of Client's securities.

(d) Consultant has not been and is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD, or any state securities commission.

(e) Consultant agrees to notify Client immediately if, at any time, any of the representations an warranties made by Consultant herein are no longer true and correct or if a breach of any of the representations and warranties made by Consultant herein occurs.

8. Representations by the Client. As an incentive for Consultant to enter into this Agreement, Client hereby represents warrants and covenants to Consultant the following:

(a) Client is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD, or any state securities commission.

(b)    Client is in good standing in its state of incorporation.



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 (c)    Client has no prior existing legally binding obligations that are in conflict with its entering into this Agreement.

9.    Termination and Renewal.

(a)    Term.

    This Agreement shall become effective on the date appearing next to the signatures below and shall terminate one year thereafter. Unless otherwise agreed to in writing by Consultant and Client, this Agreement shall not automatically be renewed beyond its Term.

(b)    Termination.

    Either Party may terminate this Agreement on thirty (30) calendar days' written notice, or if prior to such action, the other Party materially breaches any of its representations, warranties or obligations under this Agreement. Except as may be otherwise provided in this Agreement, such breach by either Party will result in the other Party being responsible to reimburse the non-defaulting Party for all costs incurred directly as a result of the breach of this Agreement, and shall be subject to such damages as may be allowed by law, including all attorneys' fees and costs of enforcing this Agreement.

(c)    Termination and Payment.

    Upon any termination or expiration of this Agreement, Client shall pay all unpaid and outstanding fees through the effective date of termination or expiration of this Agreement. Upon such termination, Consultant shall provide and deliver to Client any and all outstanding services due through the effective date of this Agreement.


10.    Miscellaneous.

(a)    Independent Contractor.

    This Agreement establishes an "independent contractor" relationship between Consultant and Client.

(b)    Rights Cumulative; Waivers.

    The rights of each of the Parties to this Agreement are cumulative. The rights of each of the Parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any Party shall in any way preclude such Party from exercising any such right or constitute a suspension or any variation of any such right.

(c)    Benefit; Successors Bound.

    This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs,


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executors, administrators, representatives, successors, and permitted assigns.

(d)    Entire Agreement.

    This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representa-tions, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

(e)    Assignment.

    Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either Party, either in whole or in part, without the written consent of the other Party, and any purported assignment in violation hereof shall be void.

(f)    Amendment.

    This Agreement may be amended only by an instrument in writing executed by all the Parties hereto.

(g)    Severability.

    Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable, and, as so severed or modified, this Agreement shall continue in full force and effect.

(h)    Section Headings.

    The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)    Construction.

    Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

(j)    Further Assurances.

    In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the Parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting Party such other instruments and to take such other actions as the requesting Party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

(k)    Notices.

    Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either (a)


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United States mail, postage prepaid, or (b) Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):


To Client:

Biophan Technologies, Inc.
Attn: Michael L. Weiner, CEO
150 Lucius Gordon Drive, Suite 215
West Henrietta, New York 14586


To Consultant:

Eric N. Marton
2112 Bagley Avenue
Los Angeles, CA 90034

(l)    Governing Law.

    This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws rules or principles. Each of the Parties consents to the exclusive jurisdiction of the federal courts of the County of New York, State of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

(m)    Consents.

    The person signing this Agreement on behalf of each Party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such Party.

(n)    Survival of Provisions.

    The provision(s) contained in paragraph(s) 3 of this Agreement shall survive the termination of this Agreement.

(o)    Execution in Counterparts.

    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.


    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date written above.

Date:  August 14, 2003


Biophan Technologies, Inc.


_____________________________
BY: Michael Weiner
ITS: Chief Executive Officer



Consultant


_____________________________
Eric N. Marton


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                                  EXHIBIT A

                                  SERVICES

    Consultant shall perform the following services pursuant to the terms of this Agreement:

(1)    General management consulting services, including, but not limited to:

      (a)    advising on corporate structure;

      (b)    advising on marketing;

      (c)    assessing & developing strategic alliances; and

      (d)    advising on pricing & revenue model design.

(2) Consulting on matters of the board of directors of the Company, including, but not limited to:

      (a) assisting the board of directors in developing policies and procedures; and

      (c) assisting the board of directors of the Company in mergers, acquisitions, and other business combinations.

    The above services will be further defined and delineated by the Company's board of directors from time to time as necessary. Consultant shall not perform any services in connection with the offer or sale of Company securities, financings, or any services in connection with securities or which directly or indirectly promote or maintain a market for Client's securities.


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                                    EXHIBIT B

                            NOTICE OF EXERCISE OF OPTION

The undersigned hereby irrevocably elects to exercise the right, represented by the Option Agreement dated as of ______________, 2003, to purchase (________) shares of the common stock of Biophan Technologies, Inc, a Nevada corporation, at a price of ____ per share and tenders herewith payment in accordance with Section 2 of said Option Agreement.

      CASH:  $                       =  (Exercise Price x Exercise Shares)

Payment is being made by:
    - enclosed check
    - wire transfer
    - other

    Net number of Option Shares to be issued to Holder : ____________

Please deliver the stock certificate to:



Dated:



______________________________
    [Name of Holder]


By: __________________________


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